Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151431 on Form S-8 of our report dated June 27, 2008 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the recognition and measurement methods under Financial Accounting Standards Board Interpretation No. 48, “According for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”) relating to the consolidated financial statements of VanceInfo Technologies Inc. appearing in this Annual Report on Form 20-F of VanceInfo Technologies Inc. for the year ended December 31, 2007.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
June 27, 2008